Exhibit 99.1

Contact:	Erica McLaughlin Director, Investor Relations (617) 342-6090

CABOT ELECTS NEW MEMBER OF THE BOARD OF DIRECTORS

BOSTON — Cabot Corporation (NYSE: CBT) announced today that Sue H. Rataj has been elected a member of the Board of Directors, effective September 9, 2011. She will also be a member of the Audit Committee of the Board of Directors.

Ms. Rataj held a variety of senior management roles in BP plc, a global energy company, before retiring in April 2011. Ms. Rataj’s most recent role was Chief Executive Petrochemicals, located in Hong Kong, with responsibility for BP’s worldwide petrochemicals operations. Ms. Rataj was also a Group Vice President of BP plc.

John F. O’Brien, Non-Executive Chairman of Cabot’s Board of Directors said, “We are pleased to welcome Sue to the Board of Directors. The business and international experience Sue gained while managing a large, global petrochemicals business will be a valuable resource to the Company. In addition, Sue is highly qualified in the fields of finance, accounting, risk management and internal controls, all of which will make her a valuable addition to Cabot’s Board of Directors.”

Ms. Rataj graduated from the University of Illinois with a B.S. in Economics and Finance. She received her M.B.A. from the Kellogg Graduate School at Northwestern University.

About Cabot Corporation

Cabot Corporation, headquartered in Boston, Massachusetts, is a global specialty chemicals and performance materials company. Cabot’s major products are carbon black, fumed silica, cesium formate drilling fluids, inkjet colorants and aerogels. The website address is: http://www.cabot-corp.com.

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